Exhibit 10.6

Free English Translation

The EXPORTER, qualified below, issues this Bank Credit Note ("Note"), which shall be governed by the conditions set forth in the preamble and in the clauses below.

BANK CREDIT NOTE - Nº 1058618
Issue Date: September 04, 2023
I - BANK	BANCO SANTANDER (BRASIL) S.A., LUXEMBOURG BRANCH, established at 35 F, avenue J.F. Kennedy, 2nd floor, L-1855, Luxembourg, registered under CNPJ 90.400.888 / 3004-56.
BANK ACCOUNT: 8901409588 with The Bank of New York Mellon, New York Branch
II - EXPORTER	Company name CASCAR BRASIL MINERACAO LTDA	CNPJ: 08.859.671/0001-14
	Address: AV DO CONTORNO, 2090 SLJ 02-PARTE - FLORESTA	City: BELO HORIZONTE/ MG
III - GUARANTOR(S)	Company Name: 1-MINERACAO APOENA S/A Address 1-FAZ ERNESTO SOARES DE CARVALHO, SN -ZONA RURAL- PONTES E LACERDA-MT - CEP 78250-000	CNPJ/MF or CPF/MF: 1-10.302.599/0001-71
IV - LOCAL AGENT	BANCO SANTANDER (BRASIL) S/A, a financial institution headquartered in the City of São Paulo, State of São Paulo, at Av. Presidente Juscelino Kubitschek, nº 2041 e 2235, Bloco A, Vila Olímpia, CEP 04543-011 and duly registered with the CNPJ/MF under nº 90.400.888/0001-42.
V - SPECIFICATION OF THE CREDIT OPERATION	Total value of the Advance Export Receipt: ☒ Value in US$USD 100,750,000.00 (one hundred million seven hundred and fifty thousand United States dollars) ☐ Value in Yen ☐ Value in EUR
Disbursement Date(s): September 6, 2023
Instructions for Releasing the Principal of the Loan: Banco Santander (Brasil) S/A, Brazil swift: BSCHBRSP, account nr. 3544034644001 with Standard Chartered Bank - New York, SWIFT: SCBLUS33
Principal Payment Flow: 08/09/2025; 08/09/2026; 08/09/2027; 06/09/2028 (USD 25.187.500,00);

Remunerative interest:

[ X ] Prefixed: interest equivalent to 9.510000% per year, calculated exponentially "pro rata temporis" (capitalized) based on a year of 360 calendar days.

[Prefixed: interest equivalent to one year, calculated exponentially "pro rata temporis" (capitalized) based on a year of 252 working days.

[Floating Rate: (i) interest equivalent to the CDI rate + per annum, calculated exponentially "pro rata temporis" (capitalized) based on a year of 252 working days.

[Floating Rate: (i) interest equivalent to the CDI rate + per annum, calculated exponentially "pro rata temporis" (capitalized) based on a year of 360 calendar days.

[Floating Rate: (ii) interest equivalent to the CDI rate, calculated exponentially "pro rata temporis" (capitalized) based on a year of 252 working days.

Floating Rate: (i) interest equivalent to TERM SOFR + per annum.

Floating Rate: (i) interest equivalent to the SOFR rate + per annum, observing the following compositions:

I- [ ] Simple calculation [ ] Compound calculation

II- Methodology:

[ ] Methodology with advance calculation without considering the reference history (Lookback without observation shift). Calculation period: business days before contracting business days before maturity.

[ ] Methodology with early calculation considering the reference history (Lookback with observation shift). Calculation period: business days before contracting business days before maturity.

[ ] Interest equivalent to EURIBOR + per annum.

[ ] Interest equivalent to LIBOR in Yen + per annum.

[ ] Interest equivalent to EUROLIBOR + per annum.

Interest Payment Dates: during the entire period of the Advance Export Receipt, starting from the Disbursement Date.
Interest Payment Flow: 06/03/2024; 06/09/2024; 06/03/2025; 08/09/2025; 06/03/2026; 08/09/2026; 08/03/2027; 08/09/2027; 06/03/2028; 06/09/2028;
IOF: Not applicable

Local Agent Commission: Not Applicable
Local Agent Commission Payment Date: Not Applicable
Maximum Maturity Date of the Anticipated Export Receipt: 06/09/2028
Place of Payment: São Paulo
Settlement of Advances on Foreign Exchange Contracts [ ] Yes [ X ] No
VI - SPECIFICATION OF THE GUARANTEE(S)

[X] - Fiduciary Alienation of the assets described in Annex I, an integral part of this Note.

[X] As a Condition of Disbursement, in accordance with Clause 3.1(a). 100% ASSETS - REAL ESTATE OWNED

[X] Up to 90 days after signing this Cédula.

[X] - Fiduciary Assignment of the rights or securities described in Annex I, an integral part of this Note.

[X] - As a Condition of Disbursement, pursuant to Clause 3.1(a) 100% SHARES

[X] - Up to 30 days after signing this Ballot.

[ ] - Pledge of the assets or rights or securities described in Annex I, an integral part of this Note.

[ ] As a Condition of Disbursement, pursuant to Clause 3.1(a).

[ ] Within days of signing this Note.

[ ] - Mortgage of the assets described in Annex I, an integral part of this Note.

[ ] As a Condition of Disbursement, pursuant to Clause 3.1(a).

[ ] Within days of signing this Ballot.

[X] - Other- 100% CORPORATE GUARANTY - (90-day waiver for incorporation)

[X] - Other: Standby Letter of Credit with the characteristics described below.

1.     Issuing Bank: [Banco Santander (Brasil) S.A., applying Clause 11.3 and the following contracting conditions: ]

2.     Value: USD 100,750,000.00 (one hundred million seven hundred and fifty thousand United States dollars)

3.     Standby Letter of Credit Issue Date: September 6, 2023

4.     Maturity Date: September 06, 2028

5.     Commission (Amount in Reais equivalent to):

5.1. (x) 0.410% per annum on the value of the Guarantee

5.2. ( )         ( )

5.3. ( ) % per year on the value of the Guaranteed Transaction

5.4. Commission Debit Accounts:

Current account(s) No(s) 130127307 held by the EXPORTER and/or the GUARANTORS at agencies No(s) 2271 of the LOCAL AGENT.

6. Frequency of payment of commission:

( ) in cash       ( ) monthly

( ) Quarterly   ( ) Half-early     ( ) Final

(x) [other - specify] According to flow

VII - PROTEST	Maximum amount of protests involving the Exporter and/or Guarantors and/or third party guarantors tolerated by the Bank: R$ 10,000,000.00 (ten million Reais) in individual or combined amounts, not including protests of securities involving the Santander Group.

CONSIDERING THAT

A)       The EXPORTER shall enter into future Export Contracts (as defined below) with the Importers, commercial counterparties approved by the BANK, whereby the EXPORTER has agreed to export or supply to the Importers and the Importers have agreed import products and/or services from the EXPORTER;

B)       The EXPORTER wishes to obtain an advance from the BANK of the amounts to be paid by the IMPORTERS to the EXPORTER under the Export Contracts in consideration for the export of the products or provision of the services which are the subject of the Export Contracts, in accordance with the characteristics described in the preamble and in the other provisions of this Note ("Export Advance Receipt");

C)       For its activities, the BANK raises funds under conditions of term and remuneration different from those owed by the EXPORTER in this Note and, as a way of enabling the EXPORTER to contract the Loan under the conditions of this Note, the BANK contracts derivative operations with the purpose of protecting itself against market variations (hedge), incurring costs and expenses arising from these operations, as mentioned in the definition of "Replacement Costs", which are the responsibility of and fully borne by the EXPORTER;

D)       The BANK has agreed to make the advance requested by the EXPORTER, which shall be disbursed in one installment, in the Total Amount of the Advance Export Receipt described in Item V of the Preamble, and subject to the conditions established in this Note;

E)       The Anticipated Export Receipt will be formalized through the issuance of this Note on this date, pursuant to Law 10.931 of August 2, 2004, as amended, which together with the guarantee instruments specified in Item VI of the Preamble ("Guarantees") and any other documents related to this Anticipated Export Receipt constitute the "Credit Documents";

F)	The BANK, the EXPORTER and the GUARANTOR shall be jointly referred to as the "Parties".

1.	PROMISE TO PAY

1.1.	The EXPORTER shall pay for this Note to the BANK, or to its order, in the Place of Payment and on the Principal Payment Dates indicated in Item V of the Preamble, the Total Amount Due, net, certain and due, subject to the Conversion Rate for Payment (as defined below) that may be applicable and subject to the provisions of this Note.

1.1.1.	The EXPORTER acknowledges and agrees that the total amount due to the BANK under the terms of this Note ("Total Amount Due") equals the sum of (i) the amounts disbursed by the BANK to the EXPORTER; (ii) Interest, Local Agent Commission and taxes levied on the amounts disbursed, in accordance with the rates and rates indicated in Item V of the Preamble; and (iii) any costs, expenses and other amounts arising from the Advance Export Receipt, including, but not limited to, legal fees and Replacement Costs (as defined below), duly demonstrated.

1.1.2.	For the purposes of this Note, "Conversion Rate for Payment" means, for any payment date, the lower of (i) the conversion rate for United States dollars PTAX, sale quotation, published by the Central Bank of Brazil on its website (www.bcb.gov.br), at approximately 1:30 p.m. (São Paulo time) ("PTAX Rate") on the respective payment date or (ii) the BRL PTAX ("BRL09") as published on EMTA's website ("www.emta.org"), one business day prior to any payment date. If the PTAX Rate and/or BRL09 are not available, the Bank shall determine the applicable exchange rate, taking into account all available information that it, in good faith, considers to be relevant, if applicable.

1.1.3.	For the purposes of this Note, "Replacement Costs" means an amount sufficient to compensate the BANK for any loss, cost, expense or potential gain: (i) as a result of the payment in whole or in part of the Loan on a date other than the originally scheduled payment (for whatever reason); (ii) to ensure that any payments, settlements or option rights in respect of the Loan have the same effect as would have resulted if the Loan or any part thereof had been paid as originally scheduled; and (iii) arising from amounts incurred as a result of the termination, cancellation, liquidation, renegotiation or contracting of any derivative (hedge) or related transaction (or any income arising therefrom) which were entered into on account of the Loan.

1.2.	In the event that any payment date (of principal, interest, charges, Local Agent Commission, taxes and/or financial accruals) provided for in this Note coincides with weekends, national, state, municipal or national holiday in the City of São Paulo, State of São Paulo, Brazil, or in the City of New York, State of New, United States of America, the EXPORTER shall make payment on the first subsequent business day.

1.3.	The disbursement of the Total Amount of the Advance Export Receipt made by the BANK to the EXPORTER, in the amount and date described in this Note, shall comply with the Instructions for the Release of the Principal of the Advance Export Receipt described in Item V of the Preamble. The EXPORTER acknowledges and agrees that the BANK shall not be liable for any loss, damage or injury incurred by the EXPORTER as a result of the incorrect provision and/or completion in this Note of the Instructions for the Release of the Principal of the Advance Export Receipt.

1.4.	The EXPORTER acknowledges and agrees that the operation object of this Note is an Advance Export Receipt under the terms of Circular No. 3691, issued by the Central Bank of Brazil on December 16, 2013, as amended. The Total Amount of the Anticipated Export Receipt disbursed by the BANK in favor of the EXPORTER must be used exclusively for the export of the products and provision of the services object of the Export Contracts or for the settlement of advance operations on foreign exchange contracts contracted with Banco Santander (Brasil) S.A., or other banks and listed in Annex II to this Note, as the case may be.

1.5.	For the purposes of this Note, (i) "Export Contracts" are contracts or commercial agreements relating to the sale of products or provision of services by the EXPORTER to one or more Importers, as the case may be, previously and expressly approved by the BANK; and (ii) "Importers" are the commercial counterparties, necessarily located in a member country of the Organization for Economic Cooperation and Development - OECD, previously and expressly approved by the BANK.

2.	DISBURSEMENT PROCEDURE

2.1.	The disbursement of the Total Amount of the Advance Export Receipt by the BANK to the EXPORTER shall take place in one installment on the Disbursement Date, provided the Disbursement Conditions described in Clause 3 are met.

2.2.	Subject to the satisfaction of the other Disbursement Conditions, the BANK shall make the disbursement to the EXPORTER and shall send a notification to the EXPORTER indicating that the disbursement has been made in the amount and under the conditions described in Item V of the Preamble to this Note accompanied by a copy of the swift relating to the disbursement.

2.2.1.	The EXPORTER acknowledges that the swift document will in itself unequivocally evidence the actual disbursement of the Total Export Advance Receipt Amount and therefore the basis for calculating the Total Amount Due as described in Clause 1.1.1.

2.3.	In the event that on the Disbursement Date the EXPORTER, the GUARANTORS or any responsible third party, for whatever reason, has not complied with all the Disbursement Conditions and/or the BANK has not expressly waived said conditions, the EXPORTER may no longer request disbursement of the Total Export Anticipated Receipt Amount and the EXPORTER and the GUARANTORS shall be subject to payment of the Replacement Costs incurred by the BANK.

2.4.	The EXPORTER shall be responsible for contracting the relevant exchange operations with a local bank, as well as for taking any and all measures necessary for the effective entry into Brazil of the funds disbursed by the BANK.

3.	CONDITIONS PRECEDENT TO DISBURSEMENT

3.1.	EXPORTER hereby agrees that any disbursement to be made by BANK to EXPORTER under the terms of this Note shall only be made upon compliance with the following conditions, at BANK's sole discretion ("Disbursement Conditions"):

a)       Conclusion, formalization, constitution and delivery to the BANK or to the LOCAL AGENT of the original copy of this Credit Note, and of the other Credit Documents duly signed by all the Parties and evidencing the registrations with the competent notaries, as applicable, in content and form satisfactory to the BANK;

b)       Delivery to the BANK or to the LOCAL AGENT of a copy of the Registration of the Financial Operation - ROF - necessary for the realization of this Anticipated Export Receipt with the Central Bank of Brazil ("BACEN") for operations with a settlement term of more than 360 (three hundred and sixty) days and of any documents (i) required by the applicable rules and regulations and/or by any governmental authorities or third parties for the formalization and/or maintenance of the Anticipated Export Receipt, of this Note and/or of the Credit Documents; and/or (ii) that the BANK, at its sole discretion, deems necessary for the purpose described in Item (i);

c)       Non-occurrence of any Early Maturity Event or any event or series of related or unrelated events from which an Early Maturity Event would reasonably be expected, at the BANK's sole discretion;

d)       Non-occurrence of any event which may result, at the BANK's sole discretion, in a material adverse effect on (i) the assets, business, operating activities, financial situation, liabilities, liabilities and/or capitalization of the EXPORTER, the GUARANTORS, and/or any third party guarantors, as the case may be; (ii) the ability of the EXPORTER, the GUARANTORS and/or any third party guarantors to comply with any of their respective obligations under this Note and/or any of the Credit Documents;

e)       The absence of any preliminary or permanent injunction, or other order, decree or opinion issued by any governmental authority imposing any restriction or limitation on the ability of the EXPORTER, the GUARANTORS and/or any third party guarantors to comply with the obligations assumed in this Note and/or in the Credit Documents;

f)       The non-occurrence of any material change or event which may result, at the BANK's sole discretion, in a material change in (i) any financial, monetary, social, political and/or economic conditions in Brazil or in the international scenario; (ii) the exchange conversion rate or control applicable to the Real and the United States dollar; and/or (iii) laws, rules, regulations or any other conditions of any nature whatsoever which affect or may affect credit concessions of the same nature as the Anticipated Export Receipt represented by this Note; and

g)       Maintenance of the veracity and correctness of the declarations and guarantees provided by the EXPORTER, GUARANTORS and any third party guarantors in this Note and in the other Credit Documents, as the case may be, at all times, from the execution of this Note to the Disbursement Date;

h)       Proof of the issue of a Standby Letter of Credit ("SBLC") in favor of the BANK, guaranteeing the EXPORTER's pecuniary obligations arising from this Note, in a form, terms and conditions acceptable to the BANK, issued by the LOCAL AGENT or by another first-rate financial institution, subject to the provisions of Clause 11.3 if the SBLC is issued by the LOCAL AGENT.

3.2.	The Disbursement Conditions must be complied with by the EXPORTER no later than the fifth working day before the Disbursement Date.

4.	PAYMENTS

4.1.	The Total Amount Due shall be paid to the BANK, in one or more installments, according to the Interest and Principal Payment Flows described in Item V of the Preamble, by means of the export of the products or provision of the services that are the subject of the Export Contracts and consequent settlement of the receivables arising from said Export Contracts, the payments of which shall be made directly by the Importers to the BANK.

4.1.1.	The EXPORTER undertakes to notify the Importers, by means of a Payment Notification, of this Advance Export Receipt operation and its obligation to make payments under the Export Contracts directly to the BANK. The EXPORTER is prohibited from revoking or in any way altering the Payment Notices sent to the Importers without the prior express written consent of the BANK.

4.1.2.	The EXPORTER shall provide the BANK with documentation proving the export of the products or provision of the services subject to the Export Contracts linked to this Note ("Export Documents") on the date of the actual export operation, including but not limited to (i) the Export Contracts; (ii) the bill of lading and/or commercial invoice; (iii) the Payment Notices and evidence of their dispatch to the Importers; (iv) any endorsements or transfers necessary to guarantee payments by the Importers to the BANK; (v) the Export Documents proving that the final destination of the products to be exported or the location of the services to be rendered will not be a prohibited country (Belarus, Bosnia Herzegovina, Congo, Croatia, Cuba, Iran, Iraq, Ivory Coast, Liberia, Macedonia, Burma/Myanmar, North Korea, Serbia and Montenegro, Sudan, Syria and Zimbabwe); and (vi) any additional document necessary and applicable to the export financed by this Note, in accordance with the legislation and regulations in force.

4.1.3.	In lieu of submitting the documents mentioned above, the EXPORTER may, by agreement between the parties, provide the BANK with a formal statement or descriptive spreadsheet containing the minimum information defined by the BANK, taking responsibility, under the penalties of the law, for the information contained therein. If the parties choose to present the statement, the EXPORTER shall automatically become the trustee of the original documents relating to the commercial operation, and shall keep them in its possession for a period of five (5) years, starting from the year following the execution of this contract, and shall present them immediately, as soon as requested by the BANK, and shall reimburse the BANK for any damage caused by the failure to present the documents within the period and under the conditions stipulated by the BANK.

4.2.	In the event that the Importers do not make the payments due under this Note on the respective Payment Dates in the manner described in Clause 4.1, the EXPORTER shall make payment of such amounts due plus the charges levied, regardless of exchange and tax effects.

4.3.	Any and all payments due by the CLIENT to the BANK under this Note shall be made in accordance with the foreign currency indicated in Item V of the Preamble, equivalent to the amount due in Reais, in immediately available funds until 4:00 p.m. (Brasilia time) on the respective payment dates, without the need for notification by the BANK or the LOCAL AGENT to the CLIENT, by means of credit to the BANK's Account indicated in Item I of the Preamble. The CLIENT agrees and acknowledges that the amounts to be paid under this Note shall not be subject to any deduction or compensation.

4.3.1.	The EXPORTER shall be responsible for contracting the relevant foreign exchange operations with a local bank, as well as for taking any and all steps necessary to effect payment of the interest, expenses or commissions, as the case may be, due to the BANK under this Note in accordance with the foreign currency indicated in Item V of the Preamble, in accordance with the Conversion Rate of payment, available and free of any encumbrances.

5.	REMUNERATIVE INTEREST

5.1.	On the outstanding balance, equivalent in Reais, of the amount disbursed by the BANK to the EXPORTER, the EXPORTER shall pay the Interest under the conditions described in Item V of the Preamble, without prejudice to the other charges and taxes agreed in this Note. All payments of the Interest shall be made in the manner described in Clause 4.

5.2.	For the purposes of this Cédula, the following definitions apply:

(I)       "SOFR" (Secured Overnight Financing Rate), the interest rate published daily and valid for the previous day (D-1), to be informed by the BANK to the CLIENT, based on overnight transactions and calculated on the basis of the simple or compound convention, in one of the methodologies described in Item 5.2.1. below and calculated according to the calculation period indicated in Item V of the Preamble. The administrator of this index is the Federal Reserve Bank of New York and it is published daily at 8 a.m. New York time on the FEDERAL RESERVE BANK OF NEW YORK website (newyorkfed.org).

(II)       "TERM SOFR" means the interest rate set forth in Item V of the Preamble, referred to as CME Term SOFR administered by CME Group Benchmark Administration Ltd. (or a successor administrator of such rate), published at 6:00 a.m. New York time on the business day following the business day during which futures data sampling occurs and made available on the CME's website (www.cmegroup.com) or on another website indicated by CME Benchmark Administration Ltd.

(III)       "EURIBOR" means the daily interest rate to be informed by the BANK to the CLIENT, calculated on the basis of the rate practiced by the Brussels interbank market for offers of euros for terms corresponding to the interest period of the loan granted under this Note, at or around 11:00 a.m. (Brussels time), two (2) business days before the start of the respective interest period;

(IV)       "EURO LIBOR" means the daily interest rate to be informed by the BANK to the CLIENT, calculated on the basis of the London interbank offered rate for euros for terms corresponding to the interest period of the loan granted under this Note, at or around 11:00 a.m. (London time), two (2) business days before the start of the respective interest period;

(V)       LIBOR IN YENES" means the daily interest rate to be informed by the BANK to the CLIENT, calculated on the basis of the London interbank offered rate for Japanese yen for terms corresponding to the interest period of the loan granted under this Note, at or around 11:00 a.m. (London time), two (2) business days before the start of the respective interest period.

5.3.	The methodologies used to calculate SOFR are follows:

5.3.1.	Methodology with early calculation without taking into account the reference history (Lookback without observation shift) - the index calculation period shifted, so that the calculation will be made taking into account the number of working days before the disbursement date and the number of working days before maturity, as indicated in Item V of the Preamble;

5.3.2.	Methodology with early calculation considering the reference history (Lookback with observation shift) - the index calculation period is shifted, so that the calculation will be made considering the number of working days before the disbursement date and the number of working days before maturity, as indicated in Item V of the Preamble, and the rate will be weighted according to the weight in number of days of the reference history;

5.4.	In the event that the BANK determines that SOFR or TERM SOFR may not be available or used or the BANK believes that, despite being available, SOFR is in disuse by the market, the BANK may, at its sole discretion and regardless of notification or consent by the CLIENT, establish a substitute rate applicable to the Loan, which will modify the amounts due by the CLIENT under this Note, with which the CLIENT hereby declares to be aware and in agreement. The substitute rate shall apply to any installment subject to SOFR or TERM SOFR. As from the Discontinuation Date, any reference to SOFR or TERM SOFR shall be deemed to be made at the substitute rate determined by the BANK. If the BANK determines that any rate applicable to this Note is less than zero (0), then it shall be equal to zero (0).

5.5.	The methodologies used to calculate SOFR are follows:

5.5.1.	Methodology with early calculation without taking into account the reference history (Lookback without observation shift) - the index calculation period shifted, so that the calculation will be made taking into account the number of working days before the disbursement date and the number of working days before maturity, as indicated in Item V of the Preamble;

5.5.2.	Methodology with early calculation considering the reference history (Lookback with observation shift) - the index calculation period is shifted, so that the calculation will be made considering the number of working days before the disbursement date and the number of working days before maturity, as indicated in Item V of the Preamble, and the rate will be weighted according to the weight in number of days of the reference history;

5.6.	In the event that the BANK determines that the SOFR may not be available or used or the BANK believes that, despite being available, the SOFR is in disuse by the market, the BANK may, at its sole discretion and regardless of notification or consent by the CLIENT, establish a substitute rate applicable to the Loan, which will modify the amounts owed by the CLIENT under this Note, with which the CLIENT hereby declares that he is aware and in agreement. The substitute rate shall apply to any installment subject to SOFR. As from the Discontinuance Date, any reference to SOFR shall be deemed to be made at the substitute rate determined by the BANK. If the BANK determines that any rate applicable to this Note is less than zero (0), then it shall be equal to zero (0).

5.7.	It is expected that EURIBOR, EUROLIBOR or LIBOR IN YENES, according to the interest rate signed in Item V of the Preamble, will cease to be used or published during the term of this Note ("Discontinuance Date"). In the event that the BANK determines that EURIBOR, EUROLIBOR or LIBOR IN YENES may not be available or used or the BANK believes that, despite being available, EURIBOR, EUROLIBOR or LIBOR IN YENES is in disuse by the market, the BANK may, at its sole discretion and regardless of notice to or consent from the CLIENT, establish a substitute rate applicable to the Loan, which will modify the amounts owed by the CLIENT under this Note, with which the CLIENT hereby declares to be aware and in agreement. The substitute rate shall be applicable for any installment subject to EURIBOR, EUROLIBOR or LIBOR IN YENES. As from the Discontinuation Date, any reference to EURIBOR, EUROLIBOR or LIBOR IN YENES shall be deemed to be made to the substitute rate determined by the BANK. If the BANK determines that any rate applicable to this Note is lower than zero (0), then it shall be equal to zero (0).

5.8.	For the purposes of this Note, "CDI Rate" means the average daily rate for funding in the Brazilian interbank market for non-group transactions, known as DI-Over, published daily by B3 S.A. - Brasil, Bolsa, Balcão ("B3").

5.8.1.	If for any reason (including but not limited to the occurrence of a holiday not known to the parties) there is no published CDI Rate, the CDI Rate shall be determined by the BANK based on any substitute rate or applicable criteria published by B3. If B3 does not publish a substitute rate for the CDI, or if B3 does not publish a criterion for determining the CDI Rate, the CDI Rate shall be determined by the BANK in a commercially reasonable manner, taking into account all available information that it, in good faith, deems relevant.

5.9.	To the percentage of Interest described in Item V of the Preamble has been added the percentage corresponding to the current rate of Withholding Income Tax - IRF, which must be paid by the CLIENT under the terms set out in this Note.

6.	TAXES AND EXPENSES

6.1.	The EXPORTER shall be responsible for, duly evidenced, (i) the Local Agent Commission; (ii) all present and future taxes levied on the Advance Export Receipt or arising from any of the Credit Documents which, in accordance with the legislation, are its responsibility; (iii) all expenses related to and/or arising from this Note and the Credit Documents including, but not limited to, expenses with public registry offices and any other extrajudicial expenses that the BANK incurs for the collection and/or security of this Note and the other Credit Documents; and (iv) any other costs, expenses, liens and charges that may be borne by the BANK related to and/or arising from this Note and/or the other Documents.

6.2.	The EXPORTER undertakes to deliver to the CREDITOR or to the LOCAL AGENT, on each payment date of the Interest, evidence of the payment of the respective Withholding Income Tax - IRF - and any other taxes levied on said amount as a result of the operation which is the object of this Note (DARF form).

6.3.	All payments due by the EXPORTER under this Clause 6 shall be paid (i) net and free of any taxes levied in Brazil; and (ii) within 2 (two) business days of the BANK issuing the respective debit notice, which shall be issued by one of the communication vehicles provided for in this Bill of Exchange.

6.4.	Should any taxes be levied or due, the EXPORTER agrees to pay them in full plus any surcharges or fines imposed by the regulations in force.

6.5.	The CLIENT undertakes to deliver to the BANK or the LOCAL AGENT, on each date of payment of Interest, evidence of payment of the respective Withholding Income Tax (IRF), exclusively upon presentation of the Federal Revenue Collection Document (DARF), paid through bank authentication, and the use of PER/DCOMP or any other form for the payment of the tax is not permitted in this case. The CLIENT also undertakes to submit official payment slips for any other taxes levied on said amount as a result of the transaction which is the subject of this Note.

7.	EARLY MATURITY

7.1.	The BANK shall have the right to consider this Note as matured in advance and to demand immediately from the EXPORTER, the GUARANTORS and any third party guarantors, regardless of notice or notification of any kind, full compliance with the obligations assumed in this Note, including but not limited to the payment in full and at once of the entire outstanding balance arising from this Note, the enforceability of the Guarantees and incident charges, as well as the payment of any Replacement Costs incurred by the BANK, in the cases provided for by law and also in the following cases ("Early Maturity Events"):

a)       If the EXPORTER, the GUARANTORS and/or any third party guarantors breach or fail to comply, in whole or in part, with any clause or condition of this Note and/or any of the Credit Documents, as applicable, if not remedied within 1 (one) business day for pecuniary obligations and 5 (five) business days for non-pecuniary obligations;

b)       If the EXPORTER, the GUARANTORS, any third-party guarantors and/or any companies under common control, controlling or controlled by the EXPORTER and/or GUARANTORS and/or by any third party guarantors, including abroad, default on their obligations and/or fail to settle, on the respective due date, debts for which they are responsible arising from other contracts, loans and/or discounts entered into with the BANK itself and/or any companies, directly or indirectly, related, affiliated, controlling or controlled by the BANK, including abroad, and/or if the termination of the respective documents occurs, due to the fault of the EXPORTER, the GUARANTORS, any third party guarantors and/or any companies directly under common control, controlling or controlled by the EXPORTER and/or GUARANTORS and/or by any third party guarantors, including abroad, unless such non-compliance is remedied within a period of up to five (5) calendar days;

c)       If the EXPORTER, the GUARANTORS, any third party guarantors and/or any companies under common control, controlling or controlled by the under common control, controlling or controlled by the EXPORTER, by the GUARANTORS and/or by any third party guarantors, including abroad, default on their obligations and/or fail to settle, on the respective due date, debts for which they are responsible arising from other contracts, loans or discounts entered into with third parties, including abroad, and/or if the respective documents are rescinded, which, at the BANK's discretion, directly affect the ability of the EXPORTER or the third party guarantors to honor the pecuniary obligations assumed in this Note, due to the fault of the EXPORTER, the GUARANTORS, any third party guarantors and/or any companies under common control, controlling or controlled by the EXPORTER, the GUARANTORS and/or any third party guarantors, including abroad;

d)       If the EXPORTER, the GUARANTORS and/or any third party guarantors have protested securities of their responsibility or co-obligation, the sum of which totals an individual or combined value, equal to or greater than the value indicated in Item VII of the Preamble, except for protests of securities involving the Santander Group, or suffer execution or seizure of assets that, at the BANK's discretion, may jeopardize its ability to pay its obligations unless it has been proven to the BANK that the protest has been cancelled, or suspended, or has been proven to have been made by error or bad faith of third parties, by obtaining the appropriate provisional measure suspending its effects, within 15 (fifteen) days;

e)       If the EXPORTER, the GUARANTORS and/or any third party guarantors suffer any judicial or extrajudicial measure which, at the BANK's discretion, may affect their ability to honor the obligations assumed in this Note or in the guarantee instruments, if any;

f)       If the EXPORTER, the GUARANTORS and/or any third party guarantors and/or any companies under common control or controlled by the EXPORTER, the GUARANTORS and/or any third party guarantors, including abroad, with the exception of the MSP-FIP, become insolvent, have their bankruptcy filed, accept the Special Temporary Administration Regime (RAET), propose an out-of-court reorganization plan to any of their creditors or file for judicial reorganization, regardless of whether it has been granted or approved, or in any other processes or procedures of a similar nature;

g)       If the rights and obligations of the EXPORTER, the GUARANTORS and/or any third party guarantors provided for in this Note and in the other documents arising from it are transferred to third parties without the written agreement of the BANK;

h)       If the EXPORTER or GUARANTORS and/or any third party guarantors, with the exception of the Guarantor Aura INC, if they continue to be incorporated through publicly traded capital, have their direct or indirect corporate control transferred to a third party, corporate restructuring(s) within the Aura Minerals Group being permitted. For the purposes of this and the other clauses of this Note, the Aura Minerals Group is understood to be the companies that make up the corporate structure of Aura Minerals Inc. with its companies, associates, and affiliates.

i)       If, with the EXPORTER, the GUARANTORS and/or any third party guarantors, there is a demerger, merger, incorporation (including incorporation of shares) or any operations or corporate restructuring, which in the BANK's opinion, may lead to non-compliance with the obligations provided for in this document, except (i) those occurring within the Aura Minerals Group and (ii) assets without extraction in the last six (6) months and/or expectations of future extractions;

j)       Change or alteration of the corporate purpose of the EXPORTER, the GUARANTORS and/or any third party guarantors, in order to alter the current main activities of the EXPORTER, the GUARANTORS and/or any third-party guarantors, respectively, or to add to these activities new businesses that take precedence or may represent deviations from the activities currently carried out;

k)       If the EXPORTER, the Importers, the GUARANTORS and/or any third party guarantors breach or fail to comply, in whole or in part, with any clause or condition assumed in the Export Documents, as applicable;

l)       If the EXPORTER and/or the GUARANTOR(S) make a false statement to the BANK and/or breach or fail to comply, in whole or in part, with any clause or condition of this Note;

m)       If the EXPORTER, the GUARANTORS and/or any third party guarantors, subsidiary company, partners, directors or officers of any of them is considered a "Restricted Counterparty" or is incorporated in a "Sanctioned Territory", as defined herein: (A) "Restricted Counterparty" means any person, organization or vessel (i) designated on the "List of Specially Designated Nationals and Blocked Persons" issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); on the "Consolidated List of Persons, Groups and Entities Subject to Financial Sanctions" of the "European Union"; or any similar list of persons targeted by Sanctions (including, for the avoidance of doubt, those issued by the Federative Republic of Brazil); (ii) that is, or is part of a government of, a Sanctioned Territory; or (iii) that is owned or controlled by, or acting on behalf of, any of the foregoing; (B) "Sanctioned Territory" means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date hereof, include Crimea (as defined and interpreted in the applicable Sanctions Laws and regulations) Iran, North Korea and Syria; and (C) "Sanctions" means any economic or trade, laws, regulations, embargoes, freeze provisions, prohibitions or restrictive measures relating to trade, business, investment, exports, financing or the making available of assets, enacted, enforced, imposed or administered by OFAC, the U.S. Departments of State or Commerce, Her Majesty's Treasury of the United Kingdom, the European Union or the United Nations Security Council;

n)       In the event that the EXPORTER does not comply with the financial parameters indicated in clause 7.3 below;

o)       If the corporate guarantee ("Corporate Guarantee") guaranteed by Aura Minerals Inc ("Aura") is not constituted in favor of the BANK within 90 (ninety) days of the signature of this Note;

p)       If the pledge of mining concessions ("Mining Pledge") is not signed and filed with the National Mining Agency ("AMN") within 90 (ninety) days of the signing of this Note, it will also be necessary to establish the Mining Pledge in favor of the BANK within 12 (twelve) months of the signing of this Note;

q)       In the event that the EXPORTER does not receive an injection of at least USD 70,000,000.00 (seventy million dollars) during the period of 24 (twenty-four) months ("Grace Period"), of which a minimum of USD 39,000,000.00 (thirty-nine million dollars) shall be via an equity issue ("Equity"), and the remainder, up to a maximum of USD 31.000,000.00 (thirty-one million dollars), via bilateral financial service contracts ("Private Royalties Contract, Private Streaming Contracts and/or Gold Linked Loans Contract"), of which a maximum of USD 10,000,000.00 (ten million dollars) in Gold Linked Loans;

r)       In the event that the EXPORTER acquires new indebtedness, other than that provided for in the above clause, 7.1, "q", via a bilateral contract for the provision of financial services whose value of USD 31,000,000.00 (thirty-one million dollars) is the maximum amount permitted;

s)   If the EXPORTER distributes dividends during the grace period of the Note;

t)       If the EXPORTER does not provide the BANK with the guarantee of Fiduciary Sale of Shares within 90 (ninety) days of signing this Note.

7.2.	In any of the aforementioned hypotheses, the BANK shall be entitled to demand from the EXPORTER and/or the GUARANTORS the credits held against any of them.

7.3.	In order to ensure that the CLIENT has the financial conditions to pay this Note, the CLIENT undertakes to comply, during the term of this Note, with the following financial parameters, according to the data contained in its consolidated financial statements drawn up during the period, under penalty of the BANK decreeing the early maturity of this Note:

a)	the ratio between (i) the Net Financial Debt, and (ii) the ANNUALIZED EBITDA of the CLIENT, to be calculated annually, must be less than or equal to (i) 1.5x (one point five times) in the subsequent years until the settlement of this Note, and the measurement must be carried out in the month of April of each year, subsequent to the year of each calculation;

7.3.1.	For the purposes of this Clause, the terms defined below shall have the following meanings:

a)       "Net Financial Debt": means the sum of all financial obligations (bank loans, floor plan and seller finance), whether short- or long-term, and from this amount must be deducted cash and cash equivalents (cash and liquid financial investments - 365 days), based on December 31 of each fiscal year ending immediately before each calculation date.

b)       "ANNUALIZED EBITDA": means the 12 (twelve)-month period within a fiscal year, between January 1st and December 31st. EBITDA will be calculated as net income free of:

(i)	any provision for taxes for the period;

(ii)	any interest arising from the debt;

(iii)	any costs arising from hedging contracts;

(iv)	any amount attributed to amortization of intangible assets or depreciation of fixed assets for the period;

(v)	items treated as exceptional costs/revenues, with monetary variation;

(vi)	dividends;

(vii)	profit-sharing provisions for employees;

(viii)	provisions for contingencies;

(ix)	capitalized costs.

As for the first calculation exclusively, to be carried out after the end of the grace period, the period between the month immediately following the end of the grace period and the month in which the end of the same fiscal year will occur should be taken into account (e.g. if there are four (4) months between the month immediately following the end of the grace period and the end of the fiscal year, the annualized EBITDA will be the monthly average of the EBITDA incurred in those four (4) months multiplied by 12 (twelve)).

7.3.2.	The CLIENT undertakes to send the BANK a copy of its balance sheets and financial statements every year.

8.	LATE PAYMENT CHARGES

8.1.	In the event of default in the fulfillment of the pecuniary obligations arising from this Note, the amounts due shall be subject to interest from the date of default until the date of actual payment: (i) default interest of 1% (one percent) per month or fraction thereof; (ii) Remuneration Interest at the rate described in Item V of the Preamble; (iii) default fine of 2% (two percent); and (iv) any costs arising from exchange variations including, but not limited to, Replacement Costs eventually incurred by the BANK.

9.	EARLY SETTLEMENT

9.1.	Should the EXPORTER be interested in early settlement of the obligations arising from this Note, it may do so upon fulfillment of the following conditions: (i) obtaining all approvals from governmental authorities necessary to effect the early settlement of this Note; (ii) notification by the EXPORTER to the BANK of the intention to carry out the early settlement and the respective amount, at least thirty (30) business days prior to the date on which the respective early payment will be made; and (iii) payment of (a) the installment equivalent to at least 50% (fifty percent) of the Total Value of the Export Advance Receipt; (b) interest incurred and not paid up to the date of the respective advance payment; (c) all taxes due as a result of the Export Advance Receipt; and (d) any Replacement Costs incurred by the BANK.

9.1.1.	Under no circumstances shall the EXPORTER be entitled to a refund of any amount paid in advance by way of commission, fee or tariff, even partially or proportionally, it being understood that any amounts pending payment must be paid in advance in order for the advance settlement to take place in the manner provided for in this Note.

10.	LOCAL AGENT

10.1.	The BANK hereby authorizes the LOCAL AGENT to act as its representative in relation to the subject matter of this Note, with powers, among others, to exercise its rights, payments, receipts, collection and other acts related to this Note.

11.	GUARANTORS AND OTHER GUARANTEES

11.1.	Surety. This Note is signed by the GUARANTORS, who undertake before the BANK, jointly and severally with the EXPORTER and on an irrevocable and irretractable basis, to pay the entire Total Amount Owed by the EXPORTER to the BANK under the terms of this Note, which they recognize as liquid, certain and enforceable, if applicable.

11.1.1.	In compliance with Article 1.647 of the Brazilian Civil Code, the spouses of the GUARANTORS indicated in Item IV of the Preamble hereby appear, irrevocably and irretractably, to authorize and agree to all the provisions and obligations arising from this Note assumed by the GUARANTORS.

11.2.	Guarantees. In order to ensure compliance with the obligations of this Note, the Guarantees specified in Item VI of the Preamble, formalized in separate documents which form an integral part of this Note, are constituted in favor of the BANK.

11.3.	If the EXPORTER chooses, in its sole interest and on its own account and order, to ask the LOCAL AGENT to issue the SBLC, it will be issued in accordance with the conditions in Table VI, regardless of any formalization or additional request on the part of the EXPORTER.

11.3.1.	The SBLC issued at the request of the EXPORTER shall be governed by the International Standby Practices 1998 (ISP98), the ICC Customs and Practice for Documentary Credits (UCP 600) or the Uniform Rules for Demand Guarantee (URGD 758), as the case may be. In accordance with the rules governing the SBLC and international practice, the EXPORTER and the GUARANTORS expressly, irrevocably and irreversibly acknowledge, including for the purposes of presenting this declaration to third parties or related parties, that the credit corresponding to the SBLC is irrevocable, independently of this Cédula. The EXPORTER and the GUARANTORS acknowledge that they are not allowed to discuss with the LOCAL AGENT or with any of the banks involved in the issuance of the SBLC any aspects related to the fulfillment of the obligations provided for in the Note. Any disputes by the EXPORTER and/or the GUARANTORS in relation to the obligations provided for in this Note may not prevent the SBLC from being complied with.

11.3.2.	In the event that the LOCAL AGENT is required to make any payment under the SBLC, the following provisions shall apply in relation to the amounts due:

a)       If the SBLC is honored, the LOCAL AGENT shall be subrogated to the BANK's rights under this Note, and the EXPORTER and the GUARANTORS shall reimburse the LOCAL AGENT for all amounts spent by it, in addition to any costs and/or expenses incurred by the LOCAL AGENT.

b)       In the event that the Total Amount of Credit is determined in foreign currency, once the LOCAL AGENT has honored the SBLC, the amount due under this Note shall be converted into Reais, respecting the following:

(i)       The exchange rate to be used for conversions will be the conversion rate of the SBLC currency, sale quotation, published by the Central Bank of Brazil on its website (www.bcb.gov.br), in the menu "Quotations and bulletins" " "Closing quotations of all currencies on a date" at approximately 1:30 p.m. (São Paulo time), calculated on D-1 of the sending of the notice for payment of the SBLC or any other amount paid by the BANK abroad, under the terms of Clause 5 above, as the case may be.

(ii)       If the Central Bank of Brazil fails to provide the aforementioned exchange rate, the average selling rate of that currency applicable to financial transactions, as informed by another body, entity or association that best reflects conditions practiced in the market on the day of the calculation, shall be used for the purposes of currency conversion.

12.	FINAL PROVISIONS

12.1.	Regulatory Changes. If, after the date of this Note, as a result of any change in the relevant laws or regulations of general application or change in the interpretation of any law and/or regulation or if, as a result of compliance by the BANK with a directive, instruction or requirement, whether or not having the force of law, authored or imposed by any governmental, tax, monetary or similar authority charged with administering them, the BANK decides, at its sole discretion, that (i) the costs incurred in effecting or maintaining the Export Receipt in Advance, including but not limited to the costs arising from the taxation applicable to the Export Receipt in Advance, are increasing or (ii) any amount received or receivable by the BANK under this Note and/or the other Credit Documents is decreasing the BANK shall deliver to the EXPORTER an attestation describing the fact, its effect, the necessary adjustments to the amounts owed by the EXPORTER and the form of payment of these amounts by the EXPORTER. The EXPORTER expressly agrees to bear any increase in the costs incurred by the BANK in granting or maintaining the Advance Export Receipt, at any time, as described in this clause and to pay said adjustments to the amounts due to the BANK under the conditions that the BANK stipulates as necessary to compensate it.

12.1.1.	In the event provided for in this Clause 12.1, the BANK may terminate this Note in advance and require the EXPORTER, the GUARANTORS and/or any third party guarantors to comply with the obligations assumed under this Note.

12.1.2.	In the event that it becomes unlawful for the BANK to honor the obligations assumed in this Note, including but not limited to the obligation to grant or maintain the Advance Export Receipt, the BANK shall immediately notify the EXPORTER in this regard, thereby terminating the BANK's obligation to make and maintain the Advance Export Receipt and, in the event that the Advance Export Receipt has not been paid, the EXPORTER shall settle it in advance on the immediately following Interest Payment Date.

12.2.	Offsetting. In the event of non-payment of any and all amounts due under this Note and in the event of early maturity, the BANK may offset the amount of the debt and its accruals against any amount that the EXPORTER or the GUARANTORS have deposited, pledged or delivered to the BANK in any capacity whatsoever, as well as retain, as security for this Note, in the event of default by the EXPORTER, any sums, securities, amounts and other assets held by the BANK belonging to the EXPORTER or any GUARANTORS, including those subject to custody.

12.2.1.	The parties agree that the BANK may, regardless of notice or notification of any kind, in the event of the occurrence of any of the hypotheses set out in the caption of this Clause, redeem any of its financial investments up to the limit necessary to settle the amount due, maturing in advance any investment made by the EXPORTER and the GUARANTORS in the BANK with a view to satisfying their credit.

12.2.2.	The CLIENT and the GUARANTORS hereby irrevocably and irrevocably authorize the BANK, for the specific purposes of this clause, to debit their current demand deposit account or investment account with the BANK for any and all amounts due to the BANK for payment or reimbursement under this Note.

12.3.	Account Debit Authorization. The EXPORTER and the GUARANTORS authorize the LOCAL AGENT indefinitely to debit from their accounts indicated in the Preamble, in the order indicated therein (if applicable), as far as the funds allow, all the amounts for which payments or reimbursements are due under this Note, regardless of notification, the EXPORTER and the GUARANTORS being obliged to keep sufficient funds available in their accounts to meet such debits. The EXPORTER and the GUARANTORS are aware and agree that: (A) the available balance of the accounts indicated in the Preamble also includes any current account limit, if contracted by the EXPORTER and/or the GUARANTORS holding the accounts and the authorization indicated in the Preamble is indicated, which may be used to pay the obligations of this Note; (B) this authorization also covers joint accounts of the EXPORTER and/or the GUARANTORS, even in the case of an obligation to be amortized and/or settled by only one of the holders; (C) this authorization may be cancelled and replaced by another account debit authorization with the LOCAL AGENT, through the LOCAL AGENT's call centers, at least 30 (thirty) days in advance of the next due date; and (D) the request for cancellation of the aforementioned debit authorization without the corresponding indication of another account debit authorization with the LOCAL AGENT that replaces it will imply, at the LOCAL AGENT's discretion, the immediate change of the form of amortization/settlement to electronic transfer to an account to be indicated by the LOCAL AGENT.

12.4.	Forbearance. Tolerance on the part of one of the parties for non-compliance with contractual obligations by the other party shall be considered mere liberality and shall not amount to novation, forgiveness or contractual amendment.

12.5.	Assignment. The BANK may, at any time, encumber, bind, assign or transfer, in whole or in part, by any means permitted by law, including through its registration with a settlement and custody chamber and the issuance of Bank Credit Note Certificates, the rights, obligations and guarantees arising from this Note, and may, to this end, deliver to the beneficiary of any guarantee, assignee or to potential beneficiaries or assignees the totality of the Credit Documents, as well as any other document relating to the Anticipated Receipt of Export.

12.6.	Consultation and Information with the Central Bank. The EXPORTER and the GUARANTORS are aware that the BANK will include the information pertinent to the active and passive financial operations and guarantees of their responsibilities in the Credit Information System ("SCR") of the BACEN, with the purpose, in addition to providing such information to the BACEN for the supervision of the credit risks to which the financial institutions are exposed, facilitate the exchange of information between these institutions on the amount of debts and liabilities of the EXPORTER and guarantors, and to this end, hereby authorize the BANK to consult, at any time, the debts and liabilities contained in the SCR.

12.6.1.	The EXPORTER and the GUARANTORS are aware that they may obtain any information contained in the SCR, from BACEN's Public Service Center ("CAP"), pertinent to the data contained in their names, by means of a written and reasoned request, when applicable accompanied by the respective judicial decision, on requests for corrections, exclusions and records of judicial measures and measures of disagreement regarding the information.

12.6.2.	The EXPORTER also authorizes the BANK to consult all of the EXPORTER's foreign trade information made available by the Ministry of Development, Industry and Foreign Trade (MDIC), under the Secretariat for Foreign Trade and the Secretariat for Trade and Services, through Siscomex, Siscomex Web - Novoex, or any other system to be

The BANK shall be obliged to provide any information it deems necessary for the analysis of the EXPORTER's export performance/history, for the purpose of granting loans, financing or any other services and products made available by the BANK or for the purpose of contracting and settling foreign exchange transactions. The information accessed by the BANK may only be used for the purposes for which it is intended, and the BANK is responsible for the safekeeping and confidentiality of the data accessed. The EXPORTER declares that it is aware that this authorization includes consultations carried out by the BANK prior to the present date.

12.7.	Social, environmental and climate policy. The EXPORTER and the GUARANTOR(S) declare that:

a)       They respect and assume the obligation to respect and comply with all social, environmental and climate legislation and regulations during the term of this Cédula, including but not limited to those related to labor legislation, especially rules relating to occupational health and safety, the natural, artificial, cultural and labor environment, public heritage, historical heritage, cultural heritage or urban order, climate change, biodiversity, human rights, specially protected spaces (such as Conservation Units, Permanent Preservation Areas, Legal Reserve Areas, among others);

b)       Its own activities and the activities of any companies directly or indirectly linked, affiliated, controlling or controlled by the EXPORTER and/or the GUARANTOR(S), including abroad, do not encourage human trafficking, sexual exploitation, the criminal exploitation of prostitution, discrimination, harassment or prejudice in all its forms;

c)       They do not use or encourage child labor and/or labor in conditions analogous to slavery or in any way infringe on the rights of forest dwellers, in particular, but not limited to, the right over areas of indigenous occupation, quilombolas or traditional communities, thus recognized, consulting them when necessary, and do not engage in acts of irregular, illegal or criminal exploitation of their lands (subparagraphs "a", "b" and "c" together "Socio-Environmental Legislation"); and

d)       The use of the amounts covered by this Note (i) will only be used for activities that are effectively licensed and carried out in compliance with the conditions established in the relevant authorizing documents and in accordance with Socio-Environmental Legislation, and (ii) is not related to any purposes that may cause social, environmental or climatic damage or irregularities or to any purposes and/or projects that do not strictly comply with Socio-Environmental Legislation.

12.7.1.	The EXPORTER and the GUARANTOR(S), regardless of fault, shall (i) reimburse the BANK for any amount that the BANK incurs or is compelled to pay as a result of this Note, including for the defense of its interests, as well as (ii) indemnify the BANK for any loss or damage that the BANK may experience as a result of damages or social, environmental and climatic irregularities related, duly demonstrated, directly to the activities of the EXPORTER, until the maturity of the debt subject to this Note, as well as in the event of any early settlement.

12.8	SANTANDER and CLIENT may, until (31/12/2023), negotiate in good faith the inclusion of a structure linked to targets for one or more Key Performance Indicators (KPIs) in this transaction, by an annex to this instrument.

12.9	Both parties agree that the transaction cannot be communicated, under any circumstances, as linked to sustainability goals or any definitions that make mention of the terms "sustainable", "green", ESG" or similar if said framework is not negotiated and formally added to this instrument.

12.10.	Prevention of Acts Against the Public Administration. The EXPORTER declares and undertakes not to use, directly or indirectly, the funds made available through this Note for the practice of an act provided for in Law No. 12.846, of August 1, 2013, which violates national or foreign public assets, public administration principles or international commitments assumed by Brazil.

12.11.	Communications. All notices, notifications or communications which, in accordance with this Agreement, must be made in writing, shall be deemed valid when sent by facsimile, telex, telegram, electronic mail or by registered letter with acknowledgment of receipt, sent to the addresses of the Parties indicated in the Preamble, or to any other address subsequently communicated in writing by the addressee to the other .

12.11.1.	The EXPORTER and the GUARANTORS undertake to immediately notify the BANK in writing of any change in their addresses and/or the addresses of any third party guarantors. If no change of address is notified, all correspondence sent by the BANK to the address in its records shall, for all legal purposes, be deemed to have been received.

12.12.	Waiver. The non-exercise by any of the Parties any of the rights arising from this Note, from any of the Credit Documents or from the law shall not constitute a precedent, nor shall it signify an alteration or novation of the clauses and conditions established herein, without prejudice to the exercise of these rights at a subsequent time or in an identical occurrence.

12.13.	Means of Proof. The EXPORTER and the GUARANTORS hereby acknowledge as means of proof of debit and credit arising from this Note, the statements, posting notices and collection notices issued by the BANK, if not contested within a maximum period of 10 (ten) days from the date of issue.

12.14.	Information. The EXPORTER and the GUARANTORS undertake to provide the BANK, at any time, whenever they receive a request to this effect, with all the data and information relating to their financial statements and socio-economic activities,

12.14.1.	The Parties establish that the information provided and the financial statements presented by the EXPORTER may be disclosed to companies belonging to the same economic conglomerate as the BANK.

12.14.2.	Without prejudice to the information mentioned in the items above, the Parties to this Cédula irrevocably and irretractably authorize the BANK and the LOCAL AGENT to disclose their information, subject to the EXPORTER's prior authorization including that of this operation with any companies belonging to the BANK's economic conglomerate and with the regulatory authorities in Brazil and abroad.

12.15.	Duration. This Note shall enter into force on the date it is signed and shall remain in full force and effect until the date on which the the EXPORTER and/or the GUARANTORS have fully complied with the obligations assumed towards the BANK in this Note.

12.16.	Authorization for ROF Registration. The EXPORTER and the GUARANTORS hereby authorize the BANK, irrevocably and irrevocably, without any reservation whatsoever, to carry out the electronic registration in the RDE-ROF Module of the Central Bank Information System - SISBACEN, of the Loan contracted under the terms of this Note, including, without limitation, the migration of information to the RDE-ROF Module, the carrying out of the subsequent registration of the payment schemes and the entries relating to the payments of principal, interest and other amounts owed to the BANK, as well as any changes and rectifications to said records, in accordance with the information and guidelines provided by the CLIENT and the GUARANTOR(S), where applicable.

12.16.1.	The EXPORTER and the GUARANTOR(S) undertake to provide all the information and guidance to the BANK for the due registration of alterations or rectifications, as well as to inform the BANK of any decision as to whether there will be an inflow of funds into the country or whether the funds will be kept abroad, within 30 (thirty) days of the Disbursement Date, in order to update or not the RDE-ROF Module in accordance with exchange regulations.

12.17.	Restructuring of the Obligation in the Event of Insolvency of the EXPORTER. Should the obligation embodied in this Note be novated and/or restructured as a result of any insolvency proceedings to which the EXPORTER is subject, including, but not limited to, the procedures provided for in Law No. 11.101/2005, the other terms and conditions of this Note that are not expressly altered as a result of any novation within the scope of the respective insolvency proceedings shall remain valid and effective for all purposes, including, but not limited to, the form of payment provided for in Clause 4.

12.18.	Electronic Signature. The parties acknowledge that this Cédula may be signed electronically, in which case it will be done through the use of an signature, in accordance with the provisions of MP No. 2.200-2/2001/01, in particular § 2 of article 10, or with the use of a digital signature, with a digital certificate issued under the ICP-Brasil standard, in either case being fully valid and accepted by the parties.

12.18.1.	The EXPORTER and the GUARANTORS undertake, at the BANK's discretion, whenever electronic signature tools and/or platforms contracted by the CLIENT are used, to provide any and all technical and corporate evidence that guarantees the legitimacy, integrity and authenticity of the acts carried out throughout the signature flow, including, without limitation, the evidentiary/forensic report containing, at a minimum, information on (i) the identification and authentication of the signatories, (ii) the identification of the action taken, (iii) the date and time of the signature events carried out, with an indication of the time in relation to the official time zone of Brazil (characterized by Greenwich time “minus three hours”, under the terms of Decree no. 2.784/13), (iv) the respective hash identification code and which set or document it refers to, and (v) the Internet Protocol address ("IP Address") of the electronic signature events, without prejudice to other information requested by the BANK.

12.19.	This Note is issued on an irrevocable and irretractable basis, binding the parties and any successors in title.

12.20.	In the event of issuance in notarial form, the EXPORTER and the GUARANTOR(S) sign this Note in () counterparts of equal content and the BANK will maintain the only negotiable route.

13.	NO PROCESSING OF PERSONAL DATA

13.1.	The Parties declare that under this Agreement there will be no processing of data that identifies or may identify natural persons ("Personal Data"), in accordance with Law No. 13.709/18 - General Data Protection Law. Therefore, in the event that information of this nature is processed, the Parties undertake to first draw up a specific instrument to regulate access to and the conditions for processing such information.

13.2.	It is hereby agreed between the Parties that the Personal Data collected under this Agreement strictly concerns the identification of the respective legal representatives and shall be processed only for the operations and purposes provided for herein.

13.3.	The Parties undertake to adopt all appropriate and proportionate technical and organizational security measures, as well as any other preventive measure in order to prevent the processing of data that is not permitted or compatible with the purpose of this Agreement.

14.	FORUM

14.1.	The courts of the District of São Paulo or of the defendant's domicile, at the plaintiff's discretion, are hereby elected to settle any issues arising from this Note.

This signature is an integral part of the                                entered into between BANCO SANTANDER (BRASIL) S/A and on the date of                       .

SÃO PAULO, SEPTEMBER 04, 2023

CASCAR BRASIL MINERACAO LTDA

/s/ Simone Pereira Goncalves	/s/ Pitagoras Soares da Costa

BANCO SANTANDER (BRASIL) S.A., LUXEMBOURG BRANCH

/s/ Luisa Yoshi N. de Almeida	/s/ Ricardo da Silva Fernandes

BANCO SANTANDER (BRASIL) S.A.

/s/ Luisa Yoshi N. de Almeida	/s/ Ricardo da Silva Fernandes

This signature is an integral part of the                                       entered into between BANCO SANTANDER (BRASIL) S/A and on the date of .

GUARANTOR(S):	AUTHORIZATION(S) OF SPOUSE(S):

/s/ Simone Pereira Goncalves	/s/
Name/Business name: MINERACAO APOENA S/A	Name: Not applicable
CPF/CNPJ: 10.302.599/0001-71	CPF:
Marriage regime:

/s/ Frederico Izaias Silva
Name/Business name: MINERACAO APOENA S/A
CPF/CNPJ: 10.302.599/0001-71

WITNESS(S):

/s/ Monica Marques Mazzoco	/s/ Denis Baldivia